EXHIBIT 99

                                  PRESS RELEASE

                             (FOR IMMEDIATE RELEASE)


                          FIDELITY D & D BANCORP, INC.
                              Dunmore, Pennsylvania


Date: July 5, 2000
Contact Person: Michael F. Marranca, President/CEO
                (570) 342-8281


     The Board of Directors of The Fidelity Deposit and Discount Bank is pleased to announce that effective June 30, 2000, The Fidelity Deposit and Discount Bank reorganized into a one-bank holding company, Fidelity D & D Bancorp, Inc. The Bank is now the wholly owned subsidiary of Fidelity D & D Bancorp, Inc. As part of this transaction, each outstanding share of common stock of The Fidelity Deposit and Discount Bank was exchanged, by operation of law, for two shares of Fidelity D & D Bancorp, Inc.'s common stock. In addition, share certificates bearing the name "The Fidelity Deposit and Discount Bank" will need to be exchanged for share certificates bearing the name "Fidelity D & D Bancorp, Inc." Shareholders will receive more information in the near future about how to exchange their share certificates but do not need to take any action at this time.

     The Board of Directors believes that the bank holding company structure will provide the most effective organizational vehicle by which the Bank can continue to fulfill its mission of providing cost-effective, quality financial services to the community. The Board of Directors is committed to preserving the Bank's independence and its focus on the community. By modernizing the Bank's organizational structure, the Board of Directors believes the Bank will be better able to compete in the challenging and changing financial services markets of the future.

     The Fidelity Deposit and Discount Bank is headquartered in Dunmore, Pennsylvania, with total assets of about $457 million as of March 31, 2000. The Fidelity Deposit and Discount Bank has branches in Dunmore, Scranton, Clarks Summit, Peckville, Pittston, West Pittston and Moosic.